Exhibit 99.1

National Interstate Corporation Announces Preliminary 2008 Results

•	Improved 2008 fourth quarter net income from operations

•	Gross Premiums written up 10% for the 2008 full year

•	Additional impairment adjustment projected for investments in the 2008 fourth quarter

•	Earnings conference call to be held on February 19, 2009

Richfield, Ohio, February 4, 2009—National Interstate Corporation (Nasdaq: NATL) announced today that its management will make presentations at the upcoming New York Society of Security Analysts investor conference in New York City on February 10, 2009. The presentation may include forward-looking and other material information and will be available on the Company’s website at http://invest.natl.com. As this investor meeting is in advance of the scheduled earnings release, the Company today reported gross premiums written and anticipated earnings per share for the 2008 fourth quarter and full year.

The Company anticipates 2008 fourth quarter and full year per share data for net income from operations, net realized losses from investments and net income, as compared to similar periods in 2007, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Per share net income from operations	$.63 to $.69	$.59	$1.66 to $1.72	$2.27
Per share net realized losses from investments	$(.58) to $(.64)	$(.02)	$(1.11) to $(1.17)	$(.02)
Per share net income (loss)	$(.01) to $.11	$.57	$.49 to $.61	$2.25

The sum of net income from operations and net realized losses from investments, both of which are non-GAAP financial measures, equals the Company’s net income or loss determined in accordance with generally accepted accounting principles (GAAP).

Operations: The Company’s 2008 fourth quarter anticipated net income from operations of $.63 to $.69 per share diluted improved compared to the first three quarters of 2008 and the 2007 fourth quarter. The Company’s quarterly results are subject to variances based on the number and timing of large claims that occur in a given quarter. In the 2008 fourth quarter, the Company’s large claims activity returned to expected levels in contrast with the prior quarters. The combined operating ratio for the 2008 fourth quarter is expected to be in the low 80% range and contribute to an expected 2008 full year combined operating ratio below 90%, which compares to 80.9% reported for the 2007 full year.

For the 2008 fourth quarter, gross premiums written of $68.0 million were 4.3% below $71.1 million reported for the 2007 fourth quarter. Gross premiums written of $380.3 million for the 2008 full year increased 9.9% compared to $346.0 million for the 2007 full year. For the 2008 full year compared to 2007, the Company experience growth in its Alternative Risk Transfer and Personal Lines components, and lower premium in the Transportation and Hawaii and Alaska components reflecting continued soft commercial insurance markets. The Personal Lines component grew in the 2008 fourth quarter while all other components were below the gross premiums written for the 2007 fourth quarter.

Investments: The 2008 fourth quarter and full year net realized losses from investments is expected to include impairment adjustments of approximately $10 million and $21 million, respectively. The majority of the 2008 fourth quarter impairment relates to the Company’s holdings in Exchange Traded Funds that are part of its common stock portfolio. The Exchange Traded Funds have traded significantly below cost for most of 2008, including further declines in the 2008 fourth quarter. Despite recording these realized losses in accordance with other than temporary impairment accounting guidelines, the Company believes that an economic loss is still not certain and intends to maximize future potential recoveries related to these investments. The two largest components of the 2008 full year impairment were the Exchange Trade Funds and write-offs related to Fannie Mae, Freddie Mac and Lehman Brothers taken in the 2008 third quarter. The Company was unable to recognize a tax benefit in the current year related to the 2008 fourth quarter and full year realized investments losses which adversely impacted net income. As of December 31, 2008, the Company anticipates approximately $16 million of unrealized losses related to its fixed income, equity and securities lending portfolios. The Company has historically maintained a conservative, diversified, and high quality investment portfolio comprised of cash equivalents, short-term, investment grade fixed income, and investment grade preferred stock investments in excess of 90% of the investment and securities lending portfolios.

The Company will release its 2008 fourth quarter and year-end results on Wednesday, February 18, 2009, after the market closes. The earnings release will be available shortly thereafter on the Company’s investor relations website at http://invest.natl.com. In conjunction with the earnings release, fourth quarter and full year results will be discussed via conference call at 10:00 a.m. Eastern Standard Time on Thursday, February 19, 2009.

In regard to the earnings conference call, there are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888)680-0869 and providing the confirmation code 25646674. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=P8PCRXDDD and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated "A" (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com